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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*


   Barandiaran                           Jocelyn              F.L.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

c/o AnnTaylor Stores Corporation
    142 West 57th Street
--------------------------------------------------------------------------------
                                    (Street)

    New York                          NY                 10019
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


     AnnTaylor Stores Corporation (ANN)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

      05/2001

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


================================================================================
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

     Senior Vice President, General Counsel and Secretary
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                           5/18/01        S               8,935       D      $37.15   0              D
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====================================================================================================================================

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/98)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                     10.
                                                                                                            9.       Owner-
                                                                                                            Number   ship
                                                                                                            of       Form
                  2.                                                                                        Deriv-   of
                  Conver-                      5.                              7.                           ative    Deriv-  11.
                  sion                         Number of                       Title and Amount             Secur-   ative   Nature
                  or                           Derivative    6.                of Underlying     8.         ities    Secur-  of
                  Exer-               4.       Securities    Date              Securities        Price      Bene-    ity:    In-
                  cise       3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of         ficially Direct  direct
                  Price      Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-     Owned    (D) or  Bene-
1.                of         action   Code     of(D)         (Month/Day/Year)            Amount  ative      at End   In-     ficial
Title of          Deriv-     Date     (Instr.  (Instr. 3,    ----------------            or      Secur-     of       direct  Owner-
Derivative        ative      (Month/  8)       4 and 5)      Date     Expira-            Number  ity        Month    (I)     ship
Security          Secur-     Day/     ------   ------------  Exer-    tion               of      (Instr.    (Instr.  (Instr. (Instr.
(Instr. 3)        ity        Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)         4)       4)      4)
------------------------------------------------------------------------------------------------------------------------------------
Employee
Stock Option      $17.125     5/18/01  X                417   Note 1   5/1/06   Common      417   $17.125        0    D
                                                                                Stock

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Employee
Stock Option      $21.00      5/18/01  X              2,668   Note 1   2/20/07  Common    2,668   $21.00         0    D
                                                                                Stock

------------------------------------------------------------------------------------------------------------------------------------
Employee
Stock Option      $15.50      5/18/01  X              2,100   Note 1   4/21/08  Common    2,100   $15.50     1,050    D
                                                                                Stock

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Employee
Stock Option      $23.9375    5/18/01  X              3,750   Note 1   3/10/10  Common    3,750   $23.9375  11,250    D
                                                                                Stock

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Employee
Stock Option      $27.02      3/14/01  A   V    10,000        Note 2   3/14/11  Common   10,000  $27.02    10,000    D
                                                                                Stock                      Note 3

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====================================================================================================================================

Explanation of Responses:
Note 1: Became exercisable in installments, per vesting schedules previously reported by Reporting Person on Forms 3, 4 or 5 filed with the Commission.

Note 2:  Become exercisable 25% per year, on anniversary of grant.

Note 3: Reporting Person holds 7,500 additional employee stock options having other terms, previously reported.


      /s/J. Barandiaran                                        6/5/01
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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